Exhibit 99.1

Section 2: EX-99.1

Press Release

Contact:
Barbara M. Conley
Senior Vice President and General Counsel
First Business Financial Services, Inc.
608-232-5902
bconley@firstbusiness.com

Barbara H. Stephens Joins First Business Financial Services, Inc. Board of Directors

MADISON, WI, January 28, 2010 — First Business Financial Services, Inc. (NASDAQ:FBIZ) announced today that Barbara H. Stephens has joined its Board of Directors.

Stephens is currently Senior Vice President-Human Resources with Bucyrus International, Inc.; a $2.5 billion Milwaukee, Wisconsin based manufacturing company. Prior to joining Bucyrus, Ms. Stephens was Director of Human Resources with Snap-On Tools located in Kenosha, Wisconsin. She has held a variety of managerial and executive level positions in her over 20-year career as a Human Resources professional and has a Master of Science, Education – Workforce, Education and Development from Southern Illinois University, Carbondale.

“We are pleased to have Barbara join our board,” stated Jerry Smith, Chairman and Co-Founder of First Business Financial Services, Inc. “I have been impressed with Barb’s business leadership over the years, and look forward to the opportunity of working directly with her at First Business.”

About Bucyrus International, Inc.
Bucyrus is a world leader in the design and manufacture of high productivity mining equipment for the surface and underground mining industries. Bucyrus’ surface mining equipment is used for mining coal, copper, iron ore, oil sands and other minerals. Bucyrus’ underground mining equipment is used primarily for mining coal and also used in mining minerals such as potash and trona. In addition to machine manufacturing, Bucyrus manufactures high quality OE parts and provides world-class support services for their machines. Bucyrus’ corporate headquarters is located in South Milwaukee, Wisconsin, USA.

About First Business Financial Services, Inc.
First Business Financial Services (Nasdaq:FBIZ) is a Wisconsin-based bank holding company that specializes in focused financial solutions for businesses, key executives, and high net worth individuals through its operating companies. Its companies include: First Business Bank — Madison; First Business Bank — Milwaukee; First Business Bank — Northeast; First Business Trust & Investments; First Business Equipment Finance, LLC; and First Business Capital Corp. For additional information, visit www.firstbusiness.com or call (608) 238-8008.

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